EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BPZ Energy, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements of BPZ Energy, Inc. on Form S-8 (SEC File Nos. 333-116508 and 333-126388) of our report dated April 11, 2005 (December 20, 2005 as to the effects of the restatement described in Note 3 to the consolidated financial statements) relating to the consolidated balance sheets of BPZ Energy, Inc. and Subsidiaries (A Development Stage Company), as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report is included in the Company’s annual report on Form 10-KSB/A for the year ended December 31, 2004.

/s/ Johnson, Miller & Co
Johnson, Miller & Co.
Midland, Texas

January 17, 2006